Exhibit 99.1
FOR IMMEDIATE RELEASE

APPLETON ANNOUNCES SUCCESSFUL COMPLETION OF PRIVATE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

(Appleton, Wis., September 30, 2009) Appleton Papers Inc. announced today that it has successfully completed its previously announced private offers to exchange its outstanding 8.125% Senior Notes due 2011 and 9.75% Senior Subordinated Notes due 2014 (collectively, the “old notes”) for new 11.25% Second Lien Notes due 2015 (the “new notes”).

As of September 25, 2009, Appleton had received tenders of old notes representing approximately 84% of the outstanding aggregate principal amount of the 8.125% Senior Notes due 2011 and approximately 77% of the outstanding aggregate principal amount of the 9.75% Senior Subordinated Notes due 2014.  In exchange for the tendered old notes, Appleton has issued new notes in an aggregate principal amount of $161,766,000.  The successful exchange extends Appleton’s debt maturity profile and reduces Appleton’s balance sheet leverage.

In conjunction with each exchange offer, Appleton also solicited consents to amend each of the indentures governing the old notes to eliminate certain provisions, including substantially all restrictive covenants, to eliminate certain events of default and to eliminate or modify related provisions.

On September 10, 2009, Appleton, the guarantors of the old notes and U.S. Bank National Association, as trustee, executed supplemental indentures giving effect to the proposed amendments.  Upon acceptance for exchange by Appleton of the tendered old notes, the supplemental indentures giving effect to the proposed amendments became operative with respect to each of the indentures governing the old notes.

Broadpoint.Gleacher acted as dealer manager in connection with the offers.

The new notes have not been and will not be registered under the Securities Act or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and therefore are subject to substantial restrictions on transfer.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security.  The exchange offers and consent solicitations were made only to qualified institutional buyers and accredited investors inside the United States and to certain non-U.S. investors located outside the United States that completed and returned a related letter of representations.

Media Contact:     Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside Appleton’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 3, 2009, as well as in the Quarterly Report on Form 10-Q for the quarter ended July 5, 2009. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.